Exhibit 3


                                    AGREEMENT

      Relating to the Disposition of Certain Ordinary Shares of ECTel Ltd.

                         Dated this 22 day of March 2004


Each of the undersigned hereby agrees that it will not, without the prior written consent of the remaining parties hereto:

(a) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission ("SEC") in respect of, or

(b) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, ((a) and (b) collectively, "Transfer"), any Ordinary Shares, par value NIS ___ per share of ECTel Ltd., or any securities convertible into, or exercisable or exchangeable for such Ordinary Shares, received by the undersigned in connection with the distribution by ECI Ltd. of ECTel's securities held by ECI Ltd (the "Restricted Shares") or publicly announce an intention to effect such transaction, for a period of one year after the date the Restricted Shares are received by the undersigned

The provision of this agreement shall not restrict any Transfer of Restricted Shares (i) disposed of as bona fide gifts, (ii) transferred to Affiliates (as hereinafter defined) of the undersigned or members of his or her immediate family or to a trust for their benefit, provided that such Affiliates, persons or trusts agree in writing with the remaining parties hereto to be bound by the terms hereof, (iii) among parties to this agreement or (iv) in connection with any recapitalization structural reorganization of ECTel or a merger or acquisition transaction involving ECTel.

For the purpose of this agreement, "Affiliate" means any person or entity "controlling," "controlled" by or under common "control" with, any other person or entity.

"Control" shall have the meaning ascribed to it under the Israeli Securities Law, 1968.

This agreement shall terminate and be of no force and effect on the earlier of
(i) December 31, 2005 and (ii) the first anniversary of the date on which the Restricted Shares are received by the undersigned,




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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

Carmel Software Fund (Israel) L.P.
By: Carmel VC (Israel) L.P.
By: Carmel V.C. Ltd.
Name:___________________
Title:_____________________

Carmel Software Fund (Delaware) L.P.
By: Carmel Software L.P.
By: Carmel Software Ltd.
Name:___________________
Title:_____________________


Carmel Software Fund (Cayman) L.P.
By: Carmel Software L.P.
By: Carmel Software Ltd.
Name:___________________
Title:_____________________


Carmel Software Fund GbR
By: Carmel Software L.P.
By: Carmel Software Ltd.
Name:___________________
Title:_____________________

Carmel V.C. Ltd. (acting for Siemens Venture Capital GmbH)
Name:___________________
Title:_____________________

Isal Amlat Investments (1993) Ltd.
Name:______________________
Title:_______________________

D Partners (Israel) Limited Partnership
By: D Associates GP (Israel) Ltd.
Name:_________________________
Title:__________________________

D Partners (BVI) L.P.
By: D Associates GP (Israel) Ltd.
Name:_________________________
Title:__________________________

M.A.G.M. Chemical Holding Ltd.
Name:______________________
Title:_______________________


Ofer (Ships holding) Ltd.
Name:_______________________
Title:________________________


Clal Electronics Industries Ltd.
Name:_______________________
Title:________________________